Pricing Supplement To underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2707B Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 8, 2016

Structured Investments	Deutsche Bank AG $ Capped Absolute Return Knock-Out Notes Linked to the SPDR® S&P® Bank ETF due June 12, 2019

General

•	The notes are designed for investors who seek a return at maturity linked to the performance of the SPDR® S&P® Bank ETF (the “Underlying”). A Knock-Out Event will occur if the closing price of the Underlying is less than the Knock-Out Price (62.00% of the Initial Price) on any day from, but excluding, the Trade Date to, but including, the Final Valuation Date. If a Knock-Out Event has not occurred and the Final Price is greater than or equal to the Initial Price, investors will receive at maturity a return on the notes equal to the greater of (a) the Contingent Minimum Return of 15.00% and (b) the Underlying Return, subject to the Maximum Return of 30.00%. If a Knock-Out Event has not occurred and the Final Price is less than the Initial Price, investors will receive at maturity a return on the notes equal to the greater of (a) the Contingent Minimum Return and (b) the absolute value of the negative Underlying Return. However, if a Knock-Out Event has occurred, investors will receive at maturity a return on the notes that reflects the Underlying Return, whether positive, zero or negative, subject to the Maximum Return. If a Knock-Out Event occurs and the Underlying Return is negative, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. The notes do not pay any coupons or dividends. While investors may potentially receive a higher return on the notes of up to 38.00% if the Final Price is less than the Initial Price, investors will lose some or all of their investment if a Knock-Out Event occurs and the Final Price is less than the Initial Price. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 12, 2019

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes are expected to price on or about June 8, 2016 (the “Trade Date”) and are expected to settle on or about June 13, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Underlying:	SPDR® S&P® Bank ETF (Ticker: KBE)
Issue Price:	100% of the Face Amount
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of the Underlying is less than the Knock-Out Price.
Monitoring Period:	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date
Knock-Out Price:	62.00% of the Initial Price
Maximum Return:	30.00%
Payment at Maturity:	• If a Knock-Out Event has not occurred (meaning the closing price of the Underlying is greater than or equal to the Knock-Out Price on all days during the Monitoring Period) and the Final Price is greater than or equal to the Initial Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)
• If a Knock-Out Event has not occurred (meaning the closing price of the Underlying is greater than or equal to the Knock-Out Price on all days during the Monitoring Period) and the Final Price is less than the Initial Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Absolute Return)
• If a Knock-Out Event has occurred (meaning the closing price of the Underlying is less than the Knock-Out Price on at least one day during the Monitoring Period), you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)
If a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 9 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is approximately $900.80 to $928.00 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$20.00	$980.00
Total	$	$	$

(1)  JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $20.00 per $1,000 Face Amount of notes.

(2)  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

June   , 2016

(Key Terms continued from previous page)
Underlying Return:	The performance of the Underlying from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Underlying Return may be positive, zero or negative.
Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5.00%, the Absolute Return will equal 5.00%.
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	The closing price of one share of the Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date[2]:	June 8, 2016
Settlement Date[2]:	June 13, 2016
Final Valuation Date[1,2]:	June 7, 2019
Maturity Date[1,2]:	June 12, 2019
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152R3Q4 / US25152R3Q44

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 In the event that we make any changes to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying underlying supplement, product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Underlying?

The following table illustrates a range of hypothetical payments at maturity on the notes. The table and the hypothetical examples below reflect the Maximum Return of 30.00%, the Contingent Minimum Return of 15.00% and the Knock-Out Price of 62.00% of the Initial Price. The actual Initial Price and Knock-Out Price will be determined on the Trade Date. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on whether or not a Knock-Out Event occurs, which will depend on whether the closing price of the Underlying is less than the Knock-Out Price on any day during the Monitoring Period, and the Underlying Return, which will be based on the performance of the Underlying as measured on the Final Valuation Date. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

	A Knock-Out Event Has Not Occurred During the Monitoring Period		A Knock-Out Event Has Occurred During the Monitoring Period
Hypothetical Underlying Return (%)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	30.00%	$1,300.00	30.00%	$1,300.00
90.00%	30.00%	$1,300.00	30.00%	$1,300.00
80.00%	30.00%	$1,300.00	30.00%	$1,300.00
70.00%	30.00%	$1,300.00	30.00%	$1,300.00
60.00%	30.00%	$1,300.00	30.00%	$1,300.00
50.00%	30.00%	$1,300.00	30.00%	$1,300.00
40.00%	30.00%	$1,300.00	30.00%	$1,300.00
30.00%	30.00%	$1,300.00	30.00%	$1,300.00
20.00%	20.00%	$1,200.00	20.00%	$1,200.00
15.00%	15.00%	$1,150.00	15.00%	$1,150.00
10.00%	15.00%	$1,150.00	10.00%	$1,100.00
5.00%	15.00%	$1,150.00	5.00%	$1,050.00
0.00%	15.00%	$1,150.00	0.00%	$1,000.00
-5.00%	15.00%	$1,150.00	-5.00%	$950.00
-10.00%	15.00%	$1,150.00	-10.00%	$900.00
-15.00%	15.00%	$1,150.00	-15.00%	$850.00
-20.00%	20.00%	$1,200.00	-20.00%	$800.00
-30.00%	30.00%	$1,300.00	-30.00%	$700.00
-38.00%	38.00%	$1,380.00	-38.00%	$620.00
-40.00%	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00

N/A: Not applicable because a Knock-Out Event would have occurred.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 40.00%.  Because the closing price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred.  Because the Final Price is greater than the Initial Price and the Underlying Return is greater than both the Contingent Minimum Return and the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)

$1,000 + ($1,000 x 30.00%) = $1,300.00

Example 2: A Knock-Out Event has not occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 20.00%.  Because the closing price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred.  Because the Final Price is greater than the Initial Price and the Underlying Return is less than the Maximum Return but greater than the Contingent Minimum Return, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)

$1,000 + ($1,000 x 20.00%) = $1,200.00

Example 3: A Knock-Out Event has not occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 5.00%.  Because the closing price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred.  Because the Final Price is greater than the Initial Price and the Underlying Return is less than the Contingent Minimum Return, the investor receives the Contingent Minimum Return. Accordingly, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Underlying Return, subject to Maximum Return)

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 4: A Knock-Out Event has not occurred and the Final Price is less than the Initial Price, resulting in an Underlying Return of -10.00%.  Because the closing price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred.  Because the Final Price is less than the Initial Price and the Contingent Minimum Return is greater than the absolute value of the negative Underlying Return, the investor receives the Contingent Minimum Return. Accordingly, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Absolute Return)

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 5: A Knock-Out Event has occurred and the Final Price is less than the Initial Price, resulting in an Underlying Return of -20.00%.  Because the closing price of the Underlying on all days during the Monitoring Period, including the Final Valuation Date, was greater than or equal to the Knock-Out Price, a Knock-Out Event has not occurred.  Because the Final Price is less than the Initial Price and the absolute value of the negative Underlying Return is greater than the Contingent Minimum Return, the investor receives the absolute value of the negative Underlying Return. Accordingly, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the greater of (a) Contingent Minimum Return and (b) Absolute Return)

$1,000 + ($1,000 x |-20.00%|) = $1,200.00

Example 6: A Knock-Out Event has occurred and the Final Price is less than the Initial Price, resulting in an Underlying Return of -50.00%.  Because the closing price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)

$1,000 + ($1,000 x -50.00%) = $500.00

Example 7: A Knock-Out Event has occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 5.00%.  Because the closing price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is less than the Maximum Return, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)

$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 8: A Knock-Out Event has occurred and the Final Price is greater than the Initial Price, resulting in an Underlying Return of 40.00%.  Because the closing price of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Price, a Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return is greater than the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return and (ii) Maximum Return)

$1,000 + ($1,000 x 30.00%) = $1,300.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes are linked to the performance of the Underlying and, subject ot the occurrence of a Knock-Out Event, provide the opportunity to receive at maturity a return on the notes equal to at least the Contingent Minimum Return and to participate in any increase in the price of the Underlying on an unleveraged basis, subject to the Maximum Return of 30.00%. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL TO RECEIVE THE ABSOLUTE RETURN OF THE UNDERLYING IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred and the Final Price is less than the Initial Price, you will receive at maturity a return on the notes equal to the greater of (a) the Contingent Minimum Return and (b) the absolute value of the negative Underlying Return, up to a return on the notes of 30.00%, which is equal to the percentage difference from the Initial Price to the Knock-Out Price. While investors may potentially receive a higher return on the notes of up to 38.00% if the Final Price is less than the Initial Price, investors will lose some or all of their investment if a Knock-Out Event occurs.

•	LIMITED PROTECTION AGAINST LOSS — A Knock-Out Event will occur if the closing price of the Underlying is less than the Knock-Out Price on any day during the Monitoring Period. You will receive at maturity a return on the notes equal to the greater of (a) the Contingent Minimum Return and (b) the absolute value of the negative Underlying Return only if a Knock-Out Event has not occurred and the Final Price is less than the Initial Price. However, if a Knock-Out Event has occurred and the Underlying Return is negative, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose some or all of your investment in the notes.

•	RETURN LINKED TO THE PERFORMANCE OF THE SPDR® S&P® BANK ETF — The return on the notes, which may be positive, zero or negative, is linked to the performance of the SPDR® S&P® Bank ETF as described herein. The SPDR® S&P® Bank ETF is an investment portfolio maintained and managed by SSGA Funds Management, Inc. (“SSFM”), the investment advisor to the Underlying (the “Underlying Advisor”). The SPDR® S&P® Bank ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Banks Select Industry® Index (the “Tracked Index”). The Tracked Index is a modified equally weighted index that is designed to measure the performance of the bank sub-industry portion of the S&P® Total Market Index (the “S&P TMI”). This is only a summary of the SPDR® S&P® Bank ETF. For more information on the SPDR® S&P® Bank ETF, please see the section entitled “The SPDR® S&P® Bank ETF” in this pricing supplement.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) subject to the potential application of the “constructive ownership” regime discussed below, the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

Even if the treatment of the notes as prepaid financial contracts is respected, purchasing a note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the notes.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the shares of the Underlying or any of the component securities held by the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and the Underlying Return. If the closing price of the Underlying is less than the Knock-Out Price on any day during the Monitoring Period, a Knock-Out Event occurs and your investment will be fully exposed to any decline in the price of the Underlying during the term of the notes. If a Knock-Out Event has occurred and the Underlying Return is negative, you will not receive the greater of (a) the Contingent Minimum Return and (b) the Absolute Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose some or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED — If a Knock-Out Event does not occur and the Final Price is greater than the Initial Price, you will receive at maturity a return on the notes reflecting the greater of (a) the Contingent Minimum Return and (b) the Underlying Return, subject to the Maximum Return of 30.00%. If a Knock-Out Event does not occur and the Final Price is less than the Initial Price, you will receive at maturity a return on the notes reflecting the greater of (a) the Contingent Minimum Return and (b) the absolute value of the negative Underlying Return. In this circumstance, because the Absolute Return feature applies only if a Knock-Out Event has not occurred (meaning the closing price of the Underlying is greater than or equal to the Knock-Out Price on all days during the Monitoring Period, including the Final Valuation Date), your positive return will be limited to 38.00%, which is equal to the percentage difference from the Initial Price to the Knock-Out Price. If a Knock-Out Event occurs (meaning the closing price of the Underlying is less than the Knock-Out Price on at least one day during the Monitoring Period), you will be fully exposed to the Underlying Return (whether positive or negative), subject to the Maximum Return of 30.00%. Therefore, regardless of whether a Knock-Out Event occurs, the return on the notes is limited.

•	YOU WILL NOT BENEFIT FROM THE ABSOLUTE RETURN FEATURE IF A KNOCK-OUT EVENT OCCURS — The notes are subject to daily closing price monitoring. As a result, if the closing price of the Underlying on any day during the Monitoring Period is less than the Knock-Out Price, you will not receive the Absolute Return and your investment will be fully exposed to any decline in the price of the Underlying during the term of the notes. You will be subject to this potential loss of your investment even if the Underlying subsequently increases such that the Final Price is greater than or equal to the Knock-Out Price. If a Knock-Out Event occurs, because the closing price of the Underlying needed to have decreased to a price less than the Knock-Out Price on at least one day during the Monitoring Period in order for such Knock-Out Event to have occurred, you will not receive a positive return on the notes unless the price of the Underlying subsequently increases substantially such that the Final Price is equal to or greater than the Initial Price.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act.

Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE SHARES OF THE UNDERLYING OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING — The return on your notes may not reflect the return you would have realized if you had directly invested in the shares of the Underlying or the component securities held by the Underlying.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the shares of the Underlying and the prices of the component securities held by the Underlying. Changes in the shares of the Underlying and the prices of the component securities held by the Underlying may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying or holders of shares of the Underlying would have.

•	THE POLICIES OF THE UNDERLYING ADVISOR AND CHANGES THAT AFFECT THE UNDERLYING OR THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES — The policies of the Underlying Advisor concerning the calculation of the Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by the Underlying, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index is calculated are reflected in the Underlying could adversely affect the price of the shares of the Underlying and, therefore, the value of, and your return on, the notes. The value of, and your return on, the notes could also be adversely affected if the Underlying Advisor changes these policies, for example, by changing the manner in which it calculates the Underlying’s NAV, or if the Underlying Advisor discontinues or suspends calculation or publication of the Underlying’s NAV, in which case it may become difficult to determine the value of the notes. If events such as these occur or if the Closing Price of the Underlying is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Price of the Underlying on the Final Valuation Date and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	THE PERFORMANCE OF THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT MATCH THE PERFORMANCE OF THE TRACKED INDEX OR ITS NET ASSET VALUE PER SHARE — The performance of the Underlying may not match the performance of the Tracked Index due to a number of factors. For instance, the Underlying may not hold all or substantially all of the securities included in the Tracked Index and the Underlying Advisor may invest a portion of the Underlying’s assets in securities not included in the Tracked Index. Therefore, the performance of the Underlying is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index.

In addition, because the shares of the Underlying are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Underlying may differ from the performance of the Tracked Index or the Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Underlying may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Underlying and/or create, redeem or hedge shares of the Underlying. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Underlying may be significantly lower than the Underlying’s NAV and the liquidity of the shares of the Underlying may be materially and adversely affected. Consequently, the performance of the Underlying may deviate significantly from the performance of the Tracked Index or the Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the notes may be determined based on the price of the Underlying when it deviates significantly from the performance of the Tracked Index or the Underlying’s NAV per share. If this occurs, the value of, and your return on, the notes may be materially and adversely affected.

•	THE EQUITY SECURITIES INCLUDED IN THE TRACKED INDEX ARE CONCENTRATED IN THE BANKING SECTOR — The Underlying seeks to track the performance of the S&P® Banks Select Industry® Index. Each of the equity securities included in the Tracked Index has been issued by a company whose primary line of business is directly associated with the banking industry. Because the value of the notes is determined based on the performance of the Underlying Shares, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to notes of a more broadly diversified group of issuers. The performance of companies in the banking sector may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The regional banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE UNDERLYING OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT ANY OF THE UNDERLYING STOCKS OR UNDERLYING STOCK ISSUERS — We are not affiliated with the Underlying or the issuers of the component stocks held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about any of the Underlying Stocks or Underlying Stock Issuers. You, as an investor in the notes, should make your own investigation into the Underlying, Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your notes. The Underlying has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes may bear little relation to the historical closing prices of the Underlying and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the price of the Underlying will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the closing price of the Underlying on any day during the Monitoring Period is less than the Knock-Out Price, thereby causing a Knock-Out Event;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the shares of the Underlying and of the component securities held by the Underlying;

•	the composition of the Underlying;

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying, the Tracked Index or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether a Knock-Out Event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected.

Even if the treatment of the notes as prepaid financial contracts is respected, purchasing a note could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the taxable disposition of the note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the note.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or during the Monitoring Period (including on the Final Valuation Date) could adversely affect the price of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

The SPDR® S&P® Bank ETF

We have derived all information contained in this pricing supplement regarding The SPDR® S&P® Bank ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust (the “Trust”) and SSFM. The Underlying is an investment portfolio maintained and managed by SSFM, the investment advisor to the Underlying.

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at.http://www.sec.gov. For additional information regarding the Trust, SSFM and the Underlying, please see the prospectus for The Select Industry SPDR® ETFs.

The SPDR® S&P® Bank ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Banks Select Industry® Index. In seeking to track the performance of the Tracked Index, the Underlying employs a sampling strategy, which means that the Underlying is not required to purchase all of the securities represented in the Tracked Index. Instead, the Underlying may purchase a subset of the securities represented in the Tracked Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Tracked Index. Under normal market conditions, the Underlying generally invests substantially all, but at least 80%, of its total assets in the securities composing the Tracked Index. The Underlying is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “KBE.”

The Tracked Index is a modified equally weighted index that is designed to measure the performance of the bank sub-industry portion of the S&P TMI. The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TMI. The companies included in the Tracked Index are selected on the basis of being classified under the Global Industry Classification Standard (GICS) as Asset Management &Custody Banks, Diversified Banks, Regional Banks, Other Diversified Financial Services and Thrifts & Mortgage Finance companies as well as meeting float-adjusted liquidity ratio and float-adjusted market capitalization requirements. The Tracked Index is reported by Bloomberg under the ticker symbol “SPSIBK.”This is only a summary of the S&P® Banks Select Industry® Index. For information regarding the composition, calculation methodology and adjustment policy for the S&P® Banks Select Industry® Index, please see the section entitled “The S&P Select Industry Indices—Methodology of the Select Industry Indices” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph sets forth the historical performance of the SPDR® S&P® Bank ETF based on its daily closing prices from June 7, 2011 through June 7, 2016. The closing price of the Underlying on June 7, 2016 was $33.16. The graph below shows a hypothetical Knock-Out Price equal to 62.00% of $33.16, which was the closing price of the Underlying on June 7, 2016. The actual Initial Price and Knock-Out Price will be determined on the Trade Date. We obtained the historical closing prices of the Underlying below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the closing price of the Underlying on any day during the Monitoring Period (including on the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $20.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.